Herman Miller Reports Improved Orders and Strong Cash Flow in the Fourth Quarter of FY2010

Webcast to be held Thursday, June 24, 2010, at 9:30 AM EDT

Release	Immediate
Date	June 23, 2010
Contact	Jeff Stutz (616) 654 8538 or jeff_stutz@hermanmiller.com
Greg Bylsma (616) 654 7578 or greg_bylsma@hermanmiller.com
Media: Mark Schurman (616) 654 5498 or mark_schurman@hermanmiller.com
Address	Herman Miller, Inc., 855 East Main Avenue, PO Box 302, Zeeland, MI 49464-0302
Internet	www.hermanmiller.com

Herman Miller, Inc. (NASDAQ: MLHR), today announced results for its fourth quarter and fiscal year ended May 29, 2010. Consolidated orders in the fourth quarter of $364.5 million increased 12.5% from the same period last year, with the largest percentage gains coming from the company’s international, healthcare, learning, and retail vertical markets. Relative to the third quarter of this fiscal year, consolidated orders improved 25.7%, driven by strong seasonal demand increases throughout most areas of the business. Net sales for the fourth quarter of $321.5 million were flat with the prior year, and down 2.5% on a sequential basis relative to the third quarter. Excluding pretax restructuring and impairment expenses of $9.6 million, adjusted diluted earnings per share in the fourth quarter totaled $0.10, compared to $0.20 in the same quarter last year. Including the impact of these expenses, diluted earnings per share were $0.00 in the fourth quarter compared to $0.14 last year.

For the full fiscal year, net sales totaled $1,318.8 million, reflecting a decrease of 19.1% from the fiscal 2009 level. Adjusted diluted earnings per share in fiscal 2010 were $0.66, which excludes the impact of restructuring and impairment charges and first quarter costs related to the early retirement of debt obligations. This compares to $1.59 per share in the prior fiscal year on an adjusted basis. Including the effects of these expenses, diluted earnings per share in fiscal 2010 were $0.43 compared to $1.25 in fiscal 2009.

Herman Miller reported strong cash generation in the fourth quarter, with cash flow from operations totaling $36.3 million compared to $27.3 million last year. For the full fiscal year, cash flow from operations was $99.1 million compared to $91.7 million in fiscal 2009.

Brian Walker, Chief Executive Officer, stated, “The order volume we achieved this quarter represents the highest level of new business we have seen in 18 months. This ramp-up in orders was experienced across virtually all areas of our business – driving double-digit percentage growth both on a sequential and

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year-over-year basis. It’s another signal that we are turning the corner in an economy that still faces challenging questions. These results, along with the exciting new products we introduced last week in Chicago, contribute to a renewed sense of momentum in our business.”

FINANCIAL HIGHLIGHTS (Dollars in millions, except per share data)
	Three Months Ended			Fiscal Year Ended
	5/29/10	5/30/09	% Chg.	5/29/10	5/30/09	% Chg.
Net Sales	$321.5	$319.9	0.5	$1,318.8	$1,630.0	(19.1)
Gross Margin %	32.8%	32.5%	N/A	32.5%	32.4%	N/A
Operating Expenses	$91.7	$85.0	7.9	$358.2	$376.5	(4.9)
Restructuring and Impairment Expenses	$9.6	$4.6	108.7	$16.7	$28.4	(41.2)
Operating Earnings %	1.3%	4.5%	N/A	4.1%	7.5%	N/A
Adj. Operating Earnings %*	4.3%	5.9%	N/A	5.7%	9.3%	N/A
Net Earnings Attributable to Controlling Interest	$2.1	$7.2	(70.8)	$28.3	$68.0	(58.4)
Earnings per share–diluted	$0.00	$0.14	(100.0)	$0.43	$1.25	(65.6)
Adj. Earnings per share–diluted*	$0.10	$0.20	(50.0)	$0.66	$1.59	(58.5)
Orders	$364.5	$324.1	12.5	$1,322.4	$1,564.7	(15.5)
Backlog	$243.6	$207.8	17.2

*Items indicated represent Non-GAAP measurements; see “Reconciliation of Non-GAAP Financial Measures” below.

Fourth Quarter 2010 Financial Results

New orders in the fourth quarter within Herman Miller’s North American business segment increased 10.5% from the prior year period, while non-North American segment orders increased 22.7%. Net sales in the North American business segment were $252.2 million in the fourth quarter, representing a decrease of 6.0% from the same period last fiscal year. The company’s non-North American business segment reported sales of $58.6 million in the fourth quarter, an increase of 32.9% from a year ago.

During the fourth quarter, Herman Miller acquired Colebrook Bosson Saunders (CBS), a worldwide leader in the design, manufacture, and distribution of ergonomic work tools. CBS's headquarters are located in London, England, with additional showrooms in New York and Australia. The acquisition was completed on April 6 and had an initial net cash purchase price of approximately $13 million. The products offered by CBS enhance the scale of Herman Miller’s existing ergonomic product offering, the combination of which is now marketed under the ThriveSM portfolio. The consolidation of CBS in the fourth quarter contributed approximately $3 million in sales and orders to Herman Miller’s fourth quarter results.

Also during the quarter, the company completed an asset purchase of Living Edge Group Pty. Ltd., an independent office furniture dealer with locations throughout Australia. In April, the dealer’s lending institution withdrew its financial support and appointed a third-party receiver to manage an ownership

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transition. On May 3, Herman Miller purchased certain assets of the business and assumed control of its operations. The purchase price of these assets, primarily inventory and fixed assets, was approximately $3 million. Incremental sales and orders from Living Edge in the company’s consolidated fourth quarter were approximately $0.6 million and $0.8 million, respectively.

Gross margin in the fourth quarter was 32.8% compared to 32.5% last year and 31.8% in the third quarter of this year. Savings generated by the company’s restructuring efforts helped drive the year-over-year margin improvement and were partially offset by cost increases in the current quarter for key commodities such as aluminum and steel. On a sequential-quarter comparison, the 100-basis-point increase in gross margin resulted from the completion of two separate factory consolidation projects, which yielded improved direct labor efficiencies in the quarter. The fourth quarter gross margin also benefited from improved cost absorption driven by higher factory production levels in relation to the third quarter.

Operating expenses in the fourth quarter of $91.7 million increased $6.7 million from the prior year period. Approximately $5 million of the increase relates to bad debt expenses recognized in connection with the write-off of receivables from the Living Edge dealership. The company also recorded incremental ongoing operating expenses totaling approximately $1.8 million related to the consolidation of CBS and Living Edge in the quarter. Herman Miller’s fiscal year 2010 fourth quarter expenses also include approximately $4.8 million from the consolidation of Brandrud and Nemschoff. These expense increases were partially offset in the quarter by favorable adjustments related to the contingency-based components of the Nemschoff purchase price. These adjustments resulted in a $3.7 million reduction to operating expenses in the period.

On a sequential-quarter basis, operating expenses in the fourth quarter increased $6 million from the third quarter of this fiscal year. The bad debt charges associated with Living Edge and operating expenses from the newly consolidated acquisitions were the primary contributors to this increase.

Herman Miller’s fourth quarter results include pre-tax restructuring and impairment expenses totaling $9.6 million, most of which relate to the company’s previously announced factory consolidation projects and severance benefits for incremental headcount reductions.

Greg Bylsma, Chief Financial Officer, stated, “We reported strong sequential order growth this quarter, with a majority of the improvement occurring in the final seven weeks of the period. As a result, much of this improved order activity did not get recognized as revenue in the quarter. Rather, it is reflected in our ending backlog, which increased 26% from the February level. The operating expense impact of the dealership transition in Australia was clearly a negative in the quarter, but we are confident the improvements now being made in that business will result in a continued strong market presence. We posted solid cash flow generation during the quarter, which drove an increase in cash and investments in the period despite the outflows incurred in completing the acquisitions.”

The company recognized a consolidated income tax benefit of $2.3 million against a $0.2 million net loss before tax in the fourth quarter. This related principally to the release of income tax reserves triggered by the closure of an IRS audit of the company’s fiscal 2009 tax return, combined with benefits received from the manufacturer’s deduction under the 2004 American Jobs Creation Act. The effective tax rate in the prior year fourth quarter was 1.3%, driven by tax credits generated from the repatriation of foreign cash and benefits related to the R&D tax credit. For the full 2010 fiscal year, Herman Miller’s effective tax rate was 18.8%, compared to 31.4% in fiscal 2009.

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The company’s cash position at the end of the quarter was $134.8 million, down from $192.9 million at the end of fiscal 2009, and up $11.7 million from the February 2010 level. The reduction from the prior year-end was driven principally by first quarter cash outflows associated with the early retirement of debt securities and the Nemschoff acquisition. Capital spending in the fourth quarter was $7 million, up from last year’s level of $5 million. For the full year, capital expenditures totaled $22.3 million compared to $25.3 million in fiscal 2009.

Mr. Walker concluded, “One of the hallmarks of our company’s history has been the ability to emerge from challenging periods with transformational products and processes. I believe our commitment to new products and market development over the past two years has put us in a position to do this once again. Throughout this period, we remained focused on maintaining near-term profitability while at the same time investing for the future. The award-winning new products we introduced last week at the NeoCon tradeshow are a testament to that focus, and I am incredibly proud of the collective spirit it has taken at Herman Miller to make this happen.”

The company announced a live webcast to discuss the results of the fiscal 2010 year end and fourth quarter on Thursday, June 24, 2010, at 9:30 a.m. EDT. To ensure your access to the webcast, you should allow extra time to visit the company’s website at www.hermanmiller.com to download the streaming software necessary to participate. An online archive of the presentation will be available on the website later that day.

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Supplemental Reconciliation: Components of Earnings Per Share

The following table summarizes the components of the numerator and denominator used in the calculation of earnings per share for the periods indicated.

Earnings Per Share - Basic	Three Months Ended		Fiscal Year Ended
	5/29/10	5/30/09	5/29/10	5/30/09
Numerator (in millions):
Net Earnings Attributable to Controlling Interest	$2.1	$7.2	$28.3	$68.0

Denominator:
Weighted-Average Common Shares Outstanding	56,912,029	53,669,728	55,997,781	54,138,570

Earnings Per Share - Diluted	Three Months Ended		Fiscal Year Ended
	5/29/10	5/30/09	5/29/10	5/30/09
Numerator (in millions):

Net Earnings Attributable to Controlling Interest	$2.1	$7.2	$28.3	$68.0

Adjustment to earnings related to contingent purchase consideration that can be settled in common stock at the company’s option, net of tax	(2.2)	─	(3.6)	─

Numerator for diluted EPS	($0.1)	$7.2	$24.7	$68.0

Denominator:

Weighted-Average Common Shares Outstanding	56,912,029	53,669,728	55,997,781	54,138,570

Potentially dilutive shares resulting from stock plans and contingent consideration issued for acquisition	─	275,486	1,492,587	396,921
Denominator for diluted EPS	56,912,029	53,945,214	57,490,368	54,535,491

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Reconciliation of Non-GAAP Financial Measures

This release contains Adjusted Earnings per Share and Adjusted Operating Earnings measures, which are both Non-GAAP financial measures. Adjusted Earnings per Share and Adjusted Operating Earnings are calculated by excluding from Earnings per Share and Operating Earnings items that we believe are not indicative of our ongoing operating performance. For the periods covered by this release, such items consist of expenses associated with restructuring actions taken to adjust our cost structure to the current business climate, and expenses associated with the retirement of debt obligations as transacted through a tender offer. We present Adjusted Earnings per Share and Adjusted Operating Earnings because we consider them to be important supplemental measures of our performance and believe them to be useful to show ongoing results from operations.

Adjusted Earnings per Share and Adjusted Operating Earnings are not measurements of our financial performance under GAAP and should not be considered an alternative to Earnings per Share or Operating Earnings under GAAP. Adjusted Earnings per Share and Adjusted Operating Earnings have limitations as analytical tools, and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. In addition, in evaluating Adjusted Earnings per Share and Adjusted Operating Earnings, you should be aware that in the future we may incur expenses similar to the adjustments in this presentation. Our presentation of Adjusted Earnings per Share and Adjusted Operating Earnings should not be construed as an inference that our future results will be unaffected by unusual or infrequent items. We compensate for these limitations by providing equal prominence of our GAAP results and using Adjusted Earnings per Share and Adjusted Operating Earnings only as a supplement.

The following table reconciles Adjusted Earnings per Share to Earnings per Share for the periods indicated.

	Three Months Ended		Fiscal Year Ended

	5/29/10	5/30/09	5/29/10	5/30/09

Earnings per Share - Diluted	$0.00	$0.14	$0.43	$1.25

Add back: Restructuring and impairment expenses	0.10	0.06	0.18	0.34

Add back: Tender offer settlement charges	─	─	0.05	─

Adjusted Earnings per Share – Diluted	$0.10	$0.20	$0.66	$1.59

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The following table reconciles Adjusted Operating Earnings to Operating Earnings for the periods indicated.

	Three Months Ended		Fiscal Year Ended

	5/29/10	5/30/09	5/29/10	5/30/09

Operating Earnings ($mm)	$4.1	$14.4	$53.6	$122.8

Add back: Restructuring and impairment expenses	9.6	4.6	16.7	28.4

Add back: Tender offer settlement charges	─	─	4.5	─

Adjusted Operating Earnings	$13.7	$19.0	$74.8	$151.2

About Herman Miller

Herman Miller works for a better world around you—with inventive designs, technologies and related services that improve the human experience wherever people work, heal, learn, and live. Its curiosity, ingenuity, and design excellence create award-winning products and services, resulting in more than $1.3 billion in revenue in fiscal 2010. Innovative business practices and a commitment to social responsibility have also established Herman Miller as a recognized global company. In 2010, Herman Miller was again cited by FORTUNE as the "Most Admired" in its industry and among the "100 Best Companies to Work For" in America, while Fast Company has named Herman Miller among its 2010 "Innovation All-Stars." Herman Miller trades on the NASDAQ Global Select Market under the symbol MLHR.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act, as amended, that are based on management’s beliefs, assumptions, current expectations, estimates, and projections about the office furniture industry, the economy, and the company itself. Words like “anticipates,” “believes,” “confident,” “estimates,” “expects,” “forecasts,” likely,” “plans,” “projects,” “should,” variations of such words, and similar expressions identify such forward-looking statements. These statements do not guarantee future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict with regard to timing, extent, likelihood, and degree of occurrence. These risks include, without limitation, employment and general economic conditions, the pace of economic recovery in the U.S., and in our International markets, the increase in white-collar employment, the willingness of customers to undertake capital expenditures, the types of products purchased by customers, competitive-pricing pressures, the availability and pricing of raw materials, our reliance on a limited number of suppliers, currency fluctuations, the ability to increase prices to absorb the additional costs of raw materials, the financial strength of our dealers and the financial strength of our customers, the mix of our products purchased by customers, our ability to attract and retain key executives and other qualified employees, our ability to continue to make product innovations, the success of newly introduced products, our ability to serve all of our markets, possible acquisitions, divestitures or alliances, the outcome of pending litigation or governmental audits or investigations, political risk in the markets we serve, and other risks identified in our filings with the Securities and Exchange Commission. Therefore, actual results and outcomes may materially differ from what we express or forecast. Furthermore, Herman Miller, Inc. undertakes no obligation to update, amend or clarify forward-looking statements.

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Financial highlights for the quarter ended May 29, 2010 follow:

Herman Miller, Inc.

Condensed Consolidated Statements of Operations

(Unaudited) (Dollars in millions, except per share data)

	Three Months Ended

	May 29, 2010		May 30, 2009

Net Sales	$321.5	100.0%	$319.9	100.0%

Cost of Goods Sold	216.1	67.2%	215.9	67.5%

Gross Margin	105.4	32.8%	104.0	32.5%

Operating Expenses	91.7	28.5%	85.0	26.6%

Restructuring and Impairment Expenses	9.6	3.0%	4.6	1.4%

Operating Earnings	4.1	1.3%	14.4	4.5%

Other Expense, net	4.3	1.3%	7.1	2.2%

Earnings before Taxes	(0.2)	(0.1)%	7.3	2.3%

Income Taxes	(2.3)	(0.7)%	0.2	0.1%

Net Earnings	2.1	0.7%	7.1	2.2%

Add Net Loss Attributable to Non-Controlling Interest	─	─	(0.1)	0.0%

Net Earnings Attributable to Controlling Interest	$2.1	0.7%	$7.2	2.3%

Earnings Per Share – Basic	$0.04		$0.14

Weighted Average Basic Common Shares	56,912,029		53,669,728

Earnings Per Share – Diluted	$0.00		$0.14

Weighted Average Diluted Common Shares	56,912,029		53,945,214

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Herman Miller, Inc.

Condensed Consolidated Statements of Operations

(Unaudited) (Dollars in millions, except per share data)

	Fiscal Year Ended

	May 29, 2010		May 30, 2009

Net Sales	$1,318.8	100.0%	$1,630.0	100.0%

Cost of Goods Sold	890.3	67.5%	1,102.3	67.6%

Gross Margin	428.5	32.5%	527.7	32.4%

Operating Expenses	358.2	27.2%	376.5	23.1%

Restructuring and Impairment Expenses	16.7	1.3%	28.4	1.7%

Operating Earnings	53.6	4.1%	122.8	7.5%

Other Expense, net	18.8	1.4%	23.9	1.5%

Earnings before Taxes	34.8	2.6%	98.9	6.1%

Income Taxes	6.5	0.5%	31.0	1.9%

Net Earnings	28.3	2.1%	67.9	4.2%

Add Net Loss Attributable to Non-Controlling Interest	─	─	(0.1)	0.0%

Net Earnings Attributable to Controlling Interest	$28.3	2.1%	$68.0	4.2%

Earnings Per Share – Basic	$0.51		$1.26

Weighted Average Basic Common Shares	55,997,781		54,138,570

Earnings Per Share – Diluted	$0.43		$1.25

Weighted Average Diluted Common Shares	57,490,368		54,535,491

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Herman Miller, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited) (Dollars in millions)

Fiscal Year Ended

	May 29, 2010	May 30, 2009

Net Earnings Attributable to Controlling Interest	$28.3	$68.0

Cash Flows provided by Operating Activities	99.1	91.7

Cash Flows used for Investing Activities	(77.6)	(29.5)

Cash Flows used for Financing Activities	(78.9)	(16.5)

Effect of Exchange Rates	(0.7)	(8.2)

Net Increase (Decrease) in Cash	(58.1)	37.5

Cash, Beginning of Year	$192.9	$155.4

Cash, End of Period	$134.8	$192.9

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Herman Miller, Inc.

Condensed Consolidated Balance Sheets

(Unaudited) (Dollars in millions)

May 29, 2010

May 30, 2009

Assets

Current Assets

Cash and Equivalents	$134.8	$192.9

Marketable Securities	12.1	11.3

Accounts Receivable (net)	144.7	148.9

Inventories (net)	57.9	37.3

Prepaid Expenses and Other	45.2	60.5

Totals	394.7	450.9

Net Property and Equipment	175.2	179.2

Other Assets	200.7	137.2

Total Assets	$770.6	$767.3

Liabilities and Shareholders’ Equity

Current Liabilities

Unfunded Checks	$4.3	$3.9

Current Long-term Debt	100.0	75.0

Accounts Payable	96.3	79.1

Accrued Liabilities	110.9	124.2

Totals	311.5	282.2

Long-term Debt	201.2	302.4

Other Noncurrent Liabilities	177.8	174.7

Total Liabilities	690.5	759.3

Shareholders’ Equity	80.1	8.0

Total Liabilities and Shareholders’ Equity	$770.6	$767.3

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